Exhibit 99.1

FOR IMMEDIATE RELEASE

TXI ANNOUNCES

$600 MILLION OFFERING OF SENIOR NOTES DUE 2011

Dallas, Texas, May 19, 2003, Texas Industries, Inc. (“TXI”) announced today that it has launched an offering for $600 million of senior notes due 2011 (“Senior Notes”). The offering of the Senior Notes, which is subject to market availability as well as other conditions, will be made only to qualified institutional buyers and outside the United States in compliance with Regulation S.

TXI intends to use the net proceeds from the Senior Notes offering, together with the proceeds to be received under a new senior secured credit facility, to repurchase up to $283.0 million principal amount of its outstanding senior notes, repay all debt outstanding under its existing credit facility ($120.0 million at May 15, 2003), repurchase its interests in the defined pool of trade receivables previously sold under its accounts receivable facility ($115.5 million at May 15, 2003) and retire all $95.5 million of its variable-rate industrial development revenue bonds.

The Senior Notes have not been registered under the Securities Act of 1933 (the “Securities Act”) or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and state securities laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the notes.

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Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on the Company’s business, construction activity in the Company’s markets, abnormal periods of inclement weather, changes in costs of raw materials, fuel and energy, the impact of environmental laws and other regulations. These and other risk are described in TXI’s reports that are available from the SEC.

CONTACT INFORMATION:

Kenneth R. Allen

Vice President and Treasurer

TELEPHONE: 972.647.6730

EMAIL: investor@txi.com

FAX: 972.647.3964